SECOND AMENDMENT TO
                          SUB-ADMINISTRATION AGREEMENT

         This Amendment dated as of January 1, 2001, is to the Sub-Administration Agreement made as of June 15, 1995 and subsequently amended on October 1, 1996 (the "Agreement") by and between Templeton Russia Fund, Inc., a Maryland corporation (the "Fund"), Franklin Templeton Services, Inc., a Florida corporation ("FTSI") and Princeton Administrators, L.P., a Delaware limited partnership ("Princeton").

                                   WITNESSETH:

         WHEREAS, the Fund, FTSI and Princeton wish to amend the Agreement;

         WHEREAS, FTSI merged into FRANKLIN TEMPLETON SERVICES, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

        1. FTSI's name is henceforth to be known as "Franklin
Templeton Services, LLC."

        2. All references to FTSI being a "Florida Corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                     FRANKLIN TEMPLETON SERVICES, LLC

                                     By:\s\BRUCE ROSENBERG
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                                     TEMPLETON RUSSIA FUND, INC.

                                     By:\s\BARBARA J. GREEN
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                                     PRINCETON ADMINISTRATORS, L.P.

                                     By:\s\
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